Exhibit 99.1

CARDIONET APPOINTS REBECCA W. RIMEL OF

THE PEW CHARITABLE TRUSTS TO ITS BOARD OF DIRECTORS

CONSHOHOCKEN, Pa.—(BUSINESS WIRE)—May 8, 2009 — CardioNet, Inc. (NASDAQ:BEAT) — a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today that Rebecca W. Rimel, President and Chief Executive Officer of The Pew Charitable Trusts, has joined the CardioNet Board of Directors and will serve on its Compensation Committee.

Randy H. Thurman, Chairman, President & CEO of CardioNet, Inc. commented, “I am extremely pleased to announce the appointment of Rebecca W. Rimel to the CardioNet Board of Directors.  Ms. Rimel has headed the Pew Trusts for over 20 years, providing superior leadership to the organization and to its mission to promote entrepreneurial spirit and innovation.  Her results oriented efficiency and effectiveness, as well as her experience in public policy, will be valuable assets to the CardioNet Board.  We look forward to her contribution as we implement our strategic initiatives.”

Ms. Rimel began her tenure at The Pew Charitable Trusts in 1983 as health program manager. She became executive director in 1988 and accepted her current position as President and CEO in 1994.

Prior to joining The Pew Charitable Trusts, Ms. Rimel built an exemplary career in healthcare, specifically in the field of nursing.  From 1981 through 1983, she was Assistant Professor in the Department of Neurosurgery at the University of Virginia Hospital, making her the first nurse to hold a faculty position in the University’s medical school.  Along with additional teaching and practitioner positions at the University of Virginia Hospital, she was Head Nurse of the medical center’s emergency department.

Ms. Rimel also brings exceptional Board experience to CardioNet.  In addition to being a member of the Board of The Pew Charitable Trusts, she serves on the Boards of Deutsche Asset Management/DWS Funds and the Thomas Jefferson Foundation.  Ms. Rimel received her Bachelor of Science, with distinction, from the University of Virginia School of Nursing in 1973, and earned a Master of Business Administration from James Madison University in 1983.

The Pew Charitable Trusts, an independent nonprofit, is the sole beneficiary of seven individual charitable funds established between 1948 and 1979 by two sons and two daughters of Sun Oil Company founder, Joseph N. Pew and his wife, Mary Anderson Pew.  The Pew Charitable Trusts is driven by the power of knowledge to solve today’s most challenging problems.  Pew partners with a diverse range of donors, public and private organizations, and concerned citizens to apply a rigorous, analytical approach to improve public policy, inform the public and stimulate civic life.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient Telemetry™ (MCOT™).  More information can be found at http://www.cardionet.com.

CardioNet, Inc.

Marty Galvan

Investor Relations

800-908-7103

investorrelations@cardionet.com